Exhibit 99.2

FROM:    THE WARNACO GROUP, INC.
                  90 Park Avenue, 26th Floor
                  New York, NY 10016

                  Rubenstein Associates, Inc.
                  Public Relations
                  Contact: Howard J. Rubenstein Tel: (212) 843-8080

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                                               FOR IMMEDIATE RELEASE


                WARNACO RECEIVES COURT APPROVAL FOR $600 MILLION
                                  DIP FINANCING


NEW YORK, June 11, 2001 - The Warnaco Group, Inc. (NYSE: WAC) announced today that the U.S. Bankruptcy Court for the Southern District of New York has approved, on an interim basis, the Company's $600 million Debtor-in-Possession
(DIP) financing agreement from a consortium of banks led by Citibank, J.P. Morgan Chase and The Bank of Nova Scotia.

The Court's interim approval permits $375 million of the DIP facility to be made available to the company effective immediately, with the balance of the financing commitment, $225 million, set for approval on July 9, 2001.

The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear, better dresses, fragrances and accessories sold under such brands as Warner's(R), Olga(R), Van Raalte(R), Lejaby(R), Weight Watchers(R), Bodyslimmers(R), Izka(R), Chaps by Ralph Lauren(R), Calvin Klein(R) men's, women's, and children's underwear, men's accessories, and men's, women's, junior women's and children's jeans, Speedo(R)/Authentic Fitness(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Polo by Ralph Lauren(R) women's and girls' swimwear, Oscar de la Renta(R), Anne Cole Collection(R), Cole of California(R) and Catalina(R) swimwear, A.B.S. (R) Women's sportswear and better dresses and Penhaligon's(R) fragrances and accessories.

This release includes forward-looking statements within the meaning of
Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the sufficiency of the DIP financing, the ability of the Company to satisfy the conditions and requirements of the credit facilities of the Company, the effects of the Chapter 11 filing on the operation of the Company, the effect of national and regional economic conditions, the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, customer acceptance of both new designs and newly-introduced product lines, and financial difficulties encountered by customers. All statements other than statements of historical facts included in this release are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

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